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                                                                      Exhibit 11

                              CN Biosciences, Inc.

                       Computation of Earnings per Share
                 (Amounts in thousands, except per share data)

                                                --------------------------------
                                                   1994       1995        1996
                                                --------------------------------
Net income (loss)                                  ($462)     $1,017     $2,001

Average common shares outstanding                  1,054       1,067      2,072

Effect of conversion of preferred shares on
the as-if converted basis                          2,224       2,224      1,668

Net effect of dilutive common share equivalents
based on the treasury stock method                    --          81        217

Adjustments to reflect requirements of the
Securities and Exchange Commission ("SEC")
(Effect of SAB 83)                                    50          50         38
                                                 ------------------------------
Shares used in per share computations              3,328       3,422      3,995
                                                 ==============================
Net income (loss) per share reflecting
requirements of the SEC                           ($0.14)      $0.30      $0.50
                                                 ==============================
